EXHIBIT 4

                    AMENDMENT TO RIGHTS AGREEMENT

    AMENDMENT, dated as of August 17, 1995 (this "Amendment"), to the Rights Agreement dated as of June 21, 1989 (the "Rights Agreement"), between IMC Fertilizer Group, Inc., a Delaware corporation (now called "IMC Global Inc.") (the "Company") and The First National Bank of Chicago, a national banking association (the "Rights Agent").

    Pursuant to and in compliance with Section 27 of the Rights
Agreement, the Company and the Rights Agent desire to amend the Rights Agreement as set forth in this Amendment.

    NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein and in the Rights Agreement, the parties hereto agree as follows:

1. The definition of "Acquiring Person" set forth in Section 1 of the Rights Agreement is hereby amended by deleting such defintion in its entirety and adding the following in lieu thereof:

         ""Acquiring Person" shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more of the Common Shares of the Company then outstanding, but shall not include (i) the Company, (ii) any Subsidiary of the Company, (iii) any employee benefit plan of the Company or any Subsidiary of the Company or
    (iv) any entity holding Common Shares for or pursuant to the terms of any such plan. Notwithstanding the foregoing, no Person shall become an "Acquiring person" as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 15% or more of the Common Shares of the Company then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 15% or more of the Common Shares of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Shares of the Company, then such Person shall be deemed to be an "Acquiring Person." Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a Person who would otherwsie be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph has become such inadvertently and such Person divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph, then such Person shall not be deemed to be an "Acquiring Person" for any purposes of this Agreement."

















2. Section 3(a) of the Rights Agreement is hereby amended by deleting "20%" from line 14 thereof and inserting "15%" in lieu thereof.

3. Section 34 of the Rights Agreement is hereby amended by deleting such section in its entirety.

4. The form of Right Certificate attached to the Rights Agreement as Exhibit B is hereby amended by inserting after "June 21, 1989" in line 5 of the first paragraph on page B-1 the phrase "and as amended as of August 17, 1995".

5. The form of Summary of Rights to Purchase Preferred Shares attached to the Rights Agreement as Exhibit C is hereby amended as follows:

         (i) Line 14 of the first paragraph on page C-1 is amended by deleting such 14th line and inserting in its place "Agreement, as amended as of August 17, 1995 (the "Rights Agreement"), between the Company and The".

         (ii) Line 4 of the second paragraph appearing on page C-1 is amended by deleting "20%" and inserting "15%" in lieu thereof and Line 10 of such paragraph is amended by deleting "20%" and inserting "15%" in lieu thereof.

         (iii) Line 3 of the second paragraph appearing on page C-3 is amended by deleting "20%" and inserting "15%" in lieu thereof.

         (iv) Line 3 of the second paragraph appearing on page C-4 is amended by deleting "20%" and inserting "15%" in lieu thereof.

         (v) The fourth paragraph on page C-4 (including the first four lines appearing on page C-5) is hereby deleted in its entirety.

6. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware.

7. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

8. Except as expressly set forth herein, this Amendment shall not, by implication or otherwsie, alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agre ments contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.
















    IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.

Attest:                           IMC GLOBAL INC.


By:  MARSCHALL I. SMITH           By: WENDELL F. BUECHE
     Marschall I. Smith               Wendell F. Bueche
     Secretary                        Chairman of the Board

Attest:                           THE FIRST NATIONAL BANK OF CHICAGO



By:MICHAEL R. PHALEN              By:  R. WIENCEK
   Michael R. Phalen                   R. Wiencek
   Vice President                      Assistant Vice President